Exhibit 8.1

[SIMPSON THACHER & BARTLETT LLP LETTERHEAD]

October 1, 2005

Washington Mutual, Inc.

1201 Third Avenue

Seattle, Washington 98101

Re:	The Washington Mutual, Inc./Providian Financial Corporation Merger

Ladies and Gentlemen:

We have acted as special counsel to Washington Mutual, Inc., a Washington corporation (“Washington Mutual”), in connection with the proposed merger (the “Merger”) of Providian Financial Corporation, a Delaware corporation (“Providian”), with and into New American Capital, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Washington Mutual (“NACI”), with the separate corporate existence of Providian ceasing and NACI continuing as the surviving corporation. The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of June 5, 2005, by and between Washington Mutual and Providian as amended by the Amendment to the Merger Agreement dated as of September 28, 2005 among Washington Mutual, NACI, and Providian (including any exhibits thereto, the “Merger Agreement”). The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered pursuant to Section 8.2(d) of the Merger Agreement.

We have examined (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 (Registration No. 333-126353) filed by Washington Mutual with the Securities and Exchange Commission, as it became effective under the Securities Act of 1933, as amended (the “Registration Statement”), and (iii) the representation letters of Washington Mutual and Providian delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Washington Mutual, NACI and Providian in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of” or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) each of Washington Mutual, NACI and Providian will be a party to that reorganization within the meaning of Section 368(b) of the Code.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP